Exhibit 10.2

Execution Version

January 17, 2023

Revlon Consumer Products Corporation
One New York Plaza
New York, New York 10004
Attention:  Matthew Kvarda

$200,000,000 Incremental New Money Facility
Backstop Commitment Letter

In connection with that certain Joint Plan of Reorganization of Revlon, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, dated December 23, 2022 (as may be amended, supplemented or otherwise modified from time to time in accordance herewith, the “Plan”), filed in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in Case No. 22-10760 under docket number 1253 by Revlon Consumer Products Corporation (the “Company” or “you”) and the other Debtors, each of the entities listed on Schedule I hereto (the “Backstop Parties”) either on behalf of itself or certain funds and/or accounts managed by it as reflected in Schedule I has been requested by the Company to commit to provide to the Company as reorganized pursuant to the Plan, subject solely to the conditions precedent set forth under the heading “Conditions Precedent to Closing” in the Incremental New Money Facility Term Sheet attached as Annex A hereto (the “Term Sheet”) and in Annex I attached thereto (collectively, the “Closing Conditions”), a first lien senior secured exit term loan facility in an aggregate principal amount resulting in the Company receiving $200,000,000 in net proceeds (the “Aggregate Funding Amount”), subject to any in-kind increases as described in the Plan and this letter (together with the Term Sheet and any schedules annexes and exhibits hereto, this “Backstop Commitment Letter”) or the Term Sheet.  To the extent not defined in this Backstop Commitment Letter, each capitalized term shall have the meaning assigned to it in the Plan, or in an amended, modified, or supplemented Plan in form and substance acceptable to Backstop Parties (other than Defaulting Backstop Parties) holding a majority of the principal amount of the commitments hereunder (the “Majority Backstop Parties”).

1.	Commitment to Provide Incremental New Money Facility.

Each Backstop Party hereby commits, severally and not jointly, to provide (or to cause to be provided by a Related Fund (each, a “Funding Backstop Affiliate”), either directly or through a fronting institution to be reasonably agreed) a portion of the Incremental New Money Facility, in the amounts set forth on Schedule I hereto for each such Backstop Party and on the terms and subject solely to the Closing Conditions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided that for purposes of this Backstop Commitment Letter, no Backstop Party shall be deemed an Affiliate of the Debtors or any of their subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means a person as such term is defined in Section 101(41) of the Bankruptcy Code.

“Related Fund” means, with respect to a Backstop Party, any Affiliates (including at the institutional level) of such Backstop Party or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Backstop Party, an Affiliate of such Backstop Party or by the same investment manager, advisor or subadvisor as such Backstop Party or an Affiliate of such Backstop Party.

2.	Purposes; Certain Conditions.

The Incremental New Money Facility shall be made available on the Closing Date (as defined in the Term Sheet) to the Company for the purposes and subject to the terms as set forth in the Term Sheet.  The commitments of the Backstop Parties in respect of the Incremental New Money Facility and the funding of the Incremental New Money Facility are subject solely to the Closing Conditions, any of which may be waived or modified by or with the consent of the Majority Backstop Parties and you, and upon satisfaction (or waiver) of such Closing Conditions, the initial funding of the New Money Facility shall occur.  There are no conditions (implied or otherwise) to the commitments hereunder with respect to the New Money Facility, and there will be no conditions (implied or otherwise) under the definitive documentation of the New Money Facility on the Closing Date, other than the Closing Conditions.

3.	Certain Discounts and Premiums.

As consideration for the commitments and obligations of the Backstop Parties, the Company shall pay, or cause to be paid, the discounts and premiums set forth in this Section 3 and the other payments required by this Backstop Commitment Letter in the manner and form set forth herein.

a)	Backstop Commitment Premiums

If the Closing Date occurs, the Company shall, on the Closing Date, pay or cause to be paid to each Backstop Party a backstop commitment premium in an amount equal to 3.00% of the commitment of such Backstop Party pursuant to this Backstop Commitment Letter as of the date hereof (without giving effect to any reductions thereof as described in the Plan) (the “Closing Date Backstop Commitment Premium”).

On the date on which the commitments of the Backstop Parties under this Backstop Commitment Letter terminate or expire (other than as a result of the occurrence of the Closing Date or as a result of an Excluded Event (as defined below)) (the “Termination Date”), the Company shall immediately pay or cause to be paid to each Backstop Party in cash a backstop commitment premium in an amount equal to 3.00% of the commitment of such Backstop Party pursuant to this Backstop Commitment Letter as of the date hereof (without giving effect to any reductions thereof as described in the Plan) (the “Backstop Commitment Cash Premium”).

For the avoidance of doubt, in no event shall both the Closing Date Backstop Commitment Premium and the Backstop Commitment Cash Premium be payable.

b)	Closing Discount

On the Closing Date, the Company shall pay, or cause to be paid, a discount (the “Closing Discount”), without duplication, (i) to the applicable Third Party Lenders, in an amount not to exceed 5.00% of the aggregate principal amount of the Incremental New Money Facility (without giving effect to any increases thereof on account of other premiums or discounts) funded by financial institutions (other than a Backstop Party or a Funding Backstop Affiliate) who provide, or cause a fronting institution to provide, the Incremental New Money Facility (“Third-Party Lenders”); provided, that such Closing Discount shall only be paid to such Third-Party Lenders to the extent reasonably necessary to successfully syndicate or place the Incremental New Money Facility among such Third-Party Lenders (“Third-Party Financing”) and, (ii) to the Backstop Parties (or their respective Funding Backstop Affiliates), in an amount equal to 5.00% of the aggregate principal amount of the Incremental New Money Facility (without giving effect to any increases thereof on account of other premiums or discounts) funded by the Backstop Parties, if a Third-Party Financing does not occur and the funding of the Incremental New Money Facility is provided (or caused to be provided by a fronting institution) by the Backstop Parties (or their respective Funding Backstop Affiliates).  The Closing Discount will be fully earned, due and payable on the Closing Date.

c)	Funding Discount

If and to the extent that the Incremental New Money Facility is provided or caused to be provided by any Backstop Party (or any Funding Backstop Affiliate) on the Closing Date, the Company shall pay, or cause to be paid, a discount (the “Funding Discount”) to such Backstop Party (or applicable Funding Backstop Affiliate) in an amount equal to 3.00% of the aggregate principal amount of the Incremental New Money Facility (without giving effect to any increases thereof on account of other premiums or discounts) provided or caused to be provided by such Backstop Party (or its Funding Backstop Affiliate). The Funding Discount will be fully earned, due and payable on the Closing Date.

d)	Payment of Premiums and Discounts; Excess Liquidity

The Backstop Commitment Cash Premium shall be payable in cash. Each of the Closing Date Backstop Commitment Premium, the Closing Discount and the Funding Discount shall be paid in-kind in the form of additional loans under the Incremental New Money Facility and shall be added to the principal amount of the Incremental New Money Facility; provided that, to the extent that as of the Closing Date, the sum of (x) unrestricted cash and cash equivalents of the Loan Parties and (y) undrawn availability under the Exit ABL Facility (excluding the effect of any temporarily increased advance rates under the Exit ABL Facility that will not remain in effect through the maturity date of such facility), exceeds $285.0 million (such excess, “Excess Liquidity”), then such Excess Liquidity shall be applied, on a dollar for dollar basis, in an amount of $12.0 million to pay the Closing Date Backstop Commitment Premium and Funding Discount (on a ratable basis) in cash, and such amount of the Closing Date Backstop Commitment Premium and Funding Discount shall be payable in cash, with the amount paid in cash reducing the amount payable in-kind on a dollar for dollar basis.

In no event shall (x) the Backstop Commitment Cash Premium be payable if the Termination Date occurs as a result of an Excluded Event and (y) a Defaulting Backstop Party be entitled to any payment, whether in cash or in-kind, on account of the Closing Date Backstop Commitment Premium, the Backstop Commitment Cash Premium, the Closing Discount, the Funding Discount, any indemnification pursuant to Section 4 of this Backstop Commitment Letter or any expense reimbursement applicable solely to such Defaulting Backstop Party (including the Expense Reimbursement) provided, or to be provided, under or in connection with this Backstop Commitment Letter.

“Defaulting Backstop Party” means any Backstop Party that (i) breaches this Backstop Commitment by failing to fund its commitments hereunder on the Closing Date, or (ii) denies or disaffirms its obligation to fund the Incremental New Money Term Loans in accordance with this Backstop Commitment Letter.

e)	Premiums and Discounts Generally

Each of the Closing Date Backstop Commitment Premium, the Backstop Commitment Cash Premium, the Closing Discount and the Funding Discount shall be fully earned, nonrefundable and non-avoidable under any circumstances upon entry of the Backstop Order, and shall be paid by the Company, free and clear of any withholding or deduction for any applicable taxes on, and subject to the occurrence of, the Closing Date or the Termination Date, as applicable.

All amounts payable under this Backstop Commitment Letter will be made in United States dollars and, in any case, shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter, and all amounts payable in cash under this Backstop Commitment Letter shall be paid in immediately available funds. Each Backstop Party may allocate, in whole or in part, to its Related Funds all discounts and premiums payable hereunder in such manner as it and such Related Funds shall agree in their sole discretion and upon such allocation any such discounts and premiums shall be payable to such Related Fund.  You agree that, other than as expressly provided in this Backstop Commitment Letter, no agents, co-agents, arrangers, or co-arrangers will be appointed, no titles will be awarded and no compensation will be paid in connection with the Incremental New Money Facility to anyone else unless the Company and the Majority Backstop Parties so agree; provided that you may awards titles or appoint agents, co-agents, arrangers or co-arrangers in connection with any Third-Party Financing with the consent of the Majority Backstop Parties (such consent not to be unreasonably withheld or delayed).  The provisions for the payment of the Closing Date Backstop Commitment Premium, the Backstop Commitment Cash Premium, the Closing Discount, the Funding Discount, the Expense Reimbursement, and any indemnification and expense obligations provided herein, including, without limitation, Section 4, are an integral part of the transactions contemplated by this Backstop Commitment Letter and without these provisions, the Backstop Parties would not have entered into this Backstop Commitment Letter.

f)	Tax Treatment

The parties hereto agree that, for U.S. federal income tax purposes, the Closing Date Backstop Commitment Premium and the Backstop Commitment Cash Premium shall be treated as a “put premium” paid to each Backstop Party (the “Intended Tax Treatment”). Each party shall file all tax returns consistent with, and take no position inconsistent with such treatment (whether in audits, tax returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the IRC.

4.	Indemnification and Expenses.

You agree to reimburse the Backstop Parties for all reasonable and documented out-of-pocket fees, costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of the BrandCo Lender Group Advisors and one legal counsel (and local counsel, if applicable) for the Incremental New Money Term Loan Agent (and, in the case of an actual or perceived conflict of interest where the Backstop Party affected by such conflict informs you of such conflict and thereafter retains its own counsel, of one firm of counsel (and local counsel, if applicable) for all such affected Backstop Parties, taken as a whole)) incurred before, on or after the date hereof until the termination of this Backstop Commitment Letter in accordance with its terms that have not otherwise been paid pursuant to the Restructuring Support Agreement, the Final DIP Order or in connection with the Chapter 11 Cases, in each case in connection with the Incremental New Money Facility, including, without limitation, any fronting and similar out-of-pocket costs and fees charged by any fronting institution and the preparation, negotiation and execution of the Incremental New Money Facilities Documents and the enforcement of any rights and remedies under this Backstop Commitment Letter, whether or not the Closing Date occurs or any Incremental New Money Facilities Documents are executed and delivered or any extensions of credit are made under the Incremental New Money Facility (the foregoing reimbursement obligations, the “Expense Reimbursement”), which Expense Reimbursement shall be made by the Company (i) to the extent invoiced at least two business days prior to the Closing Date, on the Closing Date or (ii) otherwise, within five (5) business days after the date of the invoice for such fees, costs or expenses.

You agree to indemnify and hold harmless each of the Backstop Parties and their respective affiliates and controlling persons and their respective directors, officers, employees, members, agents, advisors and other representatives, successors and assigns (each, a “Protected Party”), promptly after written demand therefor, from and against all claims, damages, liabilities and out-of-pocket expenses that may be incurred by or asserted or awarded against any Protected Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding (each, a “Proceeding”) or preparation of a defense in connection therewith) any aspect of the Incremental New Money Facility (or any use made or proposed to be made with the proceeds thereof) or this Backstop Commitment Letter, except to the extent such claim, damage, liability or expense (a) in any case (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from fraud, the gross negligence or willful misconduct of, or a material breach of this Backstop Commitment Letter by, such Protected Party or (y) arises from any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of you or any of your respective affiliates and that is brought by any Protected Party against any other Protected Party, or (b) in the case of indemnification by the Company pursuant to this paragraph, is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from fraud, the gross negligence or willful misconduct of, or a material breach of this Backstop Commitment Letter by the Company or Holdings.  In the case of a Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your respective equityholders or creditors or a Protected Party, whether or not a Protected Party is otherwise a party thereto and whether or not any aspect of the Incremental New Money Facility is consummated.

No Protected Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your respective subsidiaries or affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the Incremental New Money Facility, this Backstop Commitment Letter (including, for the avoidance of doubt, the Term Sheet), except solely to you, and then solely to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the fraud, gross negligence, willful misconduct or a material breach by such Protected Party of its obligations under this Backstop Commitment Letter or the Incremental New Money Facilities Documents. Notwithstanding anything herein to the contrary, neither you, nor any of your respective affiliates shall be liable for any special, indirect, consequential or punitive damages (whether in contract or tort or otherwise) arising out of, related to or in connection with, this Backstop Commitment Letter, the Incremental New Money Facilities Documents or any aspect of the Incremental New Money Facility; provided, that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third-party claim with respect to which such Protected Party is entitled to indemnification hereunder.

No Protected Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the fraud, gross negligence or willful misconduct of, or a material breach of this Backstop Commitment Letter by, such Protected Party, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Closing Date Backstop Commitment Premium, the Backstop Commitment Cash Premium, the Closing Discount, the Funding Discount, the Expense Reimbursement and the indemnity obligations contained in Section 3 and this Section 4 shall, pursuant to the Backstop Order, constitute Allowed Administrative Claims, which, for the avoidance of doubt, shall be pari passu with all other Allowed Administrative Claims (other than the DIP Superpriority Claims and the 507(b) Claims (each as defined in the Final DIP Order).

Notwithstanding anything to the contrary in this Backstop Commitment Letter, the Closing Date Backstop Commitment Premium, the Backstop Commitment Cash Premium, the Closing Discount, the Funding Discount, any Expense Reimbursement applicable solely to such Defaulting Backstop Party, and the indemnity obligations contained in Section 3 and this Section 4 shall not be payable to a Defaulting Backstop Party.

Solely with respect to the Company, notwithstanding anything in this Backstop Commitment Letter to the contrary, this Section 4 will terminate with respect to the Company upon, and the Company shall have no further obligation to indemnify (either directly or indirectly, and regardless of when the matter alleged to be subject to indemnification occurred or when a claim therefor is first made) the Protected Parties following the Closing Date.

5.	Sharing of Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each of the Backstop Parties (each, together with its respective affiliates, a “Financial Firm”) may be engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. The Financial Firms may have economic interests that conflict with those of you and your respective affiliates. In the ordinary course of these activities, each Financial Firm may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of you and your respective affiliates, as well as of other entities and persons and their affiliates which may (a) be involved in transactions arising from or relating to the engagement contemplated by this Backstop Commitment Letter, (b) be customers or competitors of you or your respective subsidiaries or affiliates, or (c) have other relationships with you or your respective subsidiaries or affiliates. With respect to any securities and/or instruments so held by any Financial Firm or any of its customers, all rights in respect of such securities and instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Financial Firms may provide investment banking, underwriting and/or financial advisory services to such other entities and persons. The Financial Firms may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or such other entities. The transactions contemplated by this Backstop Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

The Financial Firms, in the course of such other activities and relationships, may acquire information about the transactions contemplated by this Backstop Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Backstop Commitment Letter. None of the Financial Firms and none of their respective affiliates will use confidential information obtained from you or your respective affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Financial Firms of services for other companies or other persons and none of the Financial Firms will furnish any such information to any of their other customers. You also acknowledge that the Financial Firms have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

To the extent that information provided in connection with this Backstop Commitment Letter constitutes material non-public information, the you and we shall negotiate in good faith and mutually agree to a “cleansing” non-disclosure agreement to address such information.

This Backstop Commitment Letter is the only agreement that has been entered into among us and you with respect to the commitment to provide the Incremental New Money Facility and sets forth the entire understanding of the parties with respect thereto.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Financial Firms is intended to be or has been created in respect of any of the transactions contemplated by this Backstop Commitment Letter, irrespective of whether the Financial Firms have advised or are advising you on other matters, (b) the Financial Firms, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Financial Firms (and you hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Backstop Parties and their respective affiliates with respect to any breach or alleged breach of fiduciary duty and agree that no Backstop Party shall have any liability (whether direct or indirect) to you in respect of such fiduciary duty claim or to any person asserting a fiduciary duty on behalf of or in right of you, including your respective equityholders, employees or creditors, in each case in connection with the transactions contemplated by this Backstop Commitment Letter), (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Backstop Commitment Letter, and (d) you have been advised that the Backstop Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Financial Firms have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship. In addition, please note that the Backstop Parties do not and have not provided accounting, tax, investment, regulatory or legal advice.

In addition, each Backstop Party acknowledges and agrees that (a) no fiduciary, advisory or agency relationship among the Backstop Parties is intended to be or has been created in respect of any of the transactions contemplated by this Backstop Commitment Letter, (b) such Backstop Parties have arm’s-length business relationships that do not directly or indirectly give rise to any fiduciary duty on the part of any Backstop Party (and each Backstop Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the other Backstop Parties and their respective affiliates with respect to any breach or alleged breach of fiduciary duty and agree that no Backstop Party shall have any liability (whether direct or indirect) to it in respect of such fiduciary duty claim or to any person asserting a fiduciary duty on behalf of or in right of such Backstop Party, including its equityholders, employees or creditors, in each case in connection with the transactions contemplated by this Backstop Commitment Letter), (c) each Backstop Party is capable of evaluating and understanding, and it understands and accepts, the terms, risks and conditions of the transactions contemplated by this Backstop Commitment Letter, and (d) it has been advised that the other Backstop Parties are or may be engaged in a broad range of transactions that may involve interests that differ from such Backstop Party’s interests and that the other Backstop Parties have no obligation to disclose such interests and transactions to it by virtue of any fiduciary, advisory or agency relationship.  In addition, the Backstop Parties do not and have not provided any accounting, tax, investment, regulatory or legal advice to the other Backstop Parties.

6.	Miscellaneous.

This Backstop Commitment Letter shall not be assignable by you without the prior written consent of each Backstop Party party hereto (and any purported assignment without such consent shall be null and void).

Each Backstop Party may sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in) (collectively, a “Transfer”) all or any portion of its commitment hereunder to any if its Related Funds, provided that (A) if such Related Fund is not a Backstop Party hereunder, prior to or concurrently with such Transfer such Backstop Party shall deliver to you a joinder to this Backstop Commitment Letter, executed by such Backstop Party and such Related Fund, pursuant to which such Related Fund shall assume such commitments, become a Backstop Party under this Backstop Commitment Letter and shall agree to and become subject to all provisions of this Backstop Commitment Letter, (B) if such Related Fund is already a Backstop Party hereunder, such Related Fund shall deliver to you an amendment to this Agreement pursuant to which such Related Fund shall assume such commitments, executed by such Backstop Party and such Related Fund, (C) in each case, (x) if such Related Fund is not already a party to the Restructuring Support Agreement, such Backstop Party shall deliver to you a joinder to the Restructuring Support Agreement, substantially in the form attached as Exhibit C thereto, executed by such Related Fund, and (y) if such Related Fund is a Holder of 2020 Term B-1 Loans or 2020 Term B-2 Loans under the BrandCo Credit Agreement and not already a party to the Swap Agreement, such Related Fund shall deliver to you a joinder to the Swap Agreement executed by such Related Fund substantially in the form attached as Exhibit A thereto.  Upon a Transfer pursuant to this paragraph pursuant to which a Related Fund assumes the obligations of a Backstop Party under this Backstop Commitment Letter, the applicable Transferring Backstop Party shall be relieved from its obligations under this Backstop Commitment Letter that have been so assumed.

Each Backstop Party may Transfer all or any portion of its commitment hereunder to any other Backstop Party or any Equity Commitment Party (as defined in the Backstop Commitment Agreement, dated as of the date hereof, among you, the other Debtors party thereto and the Equity Commitment Parties Party thereto, the “Backstop Commitment Agreement”)) or such other Backstop Party’s or Equity Commitment Party’s Related Fund (each, an “Existing Backstop Party Purchaser”), provided that (A) if such Existing Backstop Party Purchaser is not a Backstop Party hereunder, prior to or concurrently with such Transfer such Backstop Party shall deliver to you a joinder to this Backstop Commitment Letter, executed by such Backstop Party and such Existing Backstop Party Purchaser, pursuant to which such Existing Backstop Party Purchaser shall become a Backstop Party under this Backstop Commitment Letter and shall agree to and become subject to all provisions of this Backstop Commitment Letter, (B) if such Existing Backstop Party Purchaser is already a Backstop Party hereunder, such Backstop Party shall deliver to you an amendment to this Agreement pursuant to which such Existing Backstop Party Purchaser shall assume such commitments, executed by such Backstop Party and such Existing Backstop Party Purchaser, (C) in each case, (x) if such Existing Backstop Party Purchaser is not already a party to the Restructuring Support Agreement, such Backstop Party shall deliver to you a joinder to the Restructuring Support Agreement, substantially in the form attached as Exhibit C thereto, executed by such Existing Backstop Party Purchaser, and (y) if such Existing Backstop Party Purchaser is a Holder of 2020 Term B-1 Loans or 2020 Term B-2 Loans under the BrandCo Credit Agreement and not already a party to the Swap Agreement, such Existing Backstop Party Purchaser shall deliver to you a joinder to the Swap Agreement executed by such Existing Backstop Party Purchaser substantially in the form attached as Exhibit A thereto.  Upon a Transfer pursuant to this paragraph pursuant to which an Existing Backstop Party Purchaser assumes the obligations of a Backstop Party under this Backstop Commitment Letter, the applicable transferring Backstop Party shall be relieved from its obligations under this Backstop Commitment Letter that have been so assumed.

Each Backstop Party may Transfer all or any portion of its commitment hereunder to any person that is not an Existing Backstop Party Purchaser or a Related Fund (each of the persons to whom such a Transfer is made, a “New Purchaser”), provided that (i) such Transfer shall be subject to the reasonable consent of the Majority Backstop Parties (such consent shall be deemed to have been given after three (3) complete business days following notification in writing to counsel to the Backstop Parties of a proposed Transfer by such Backstop Party); (ii) such Transfer shall be subject to your reasonable written consent (such consent shall be deemed to have been given after three (3) complete business days following written notification of a proposed Transfer by such Backstop Party to you, unless any written objection is provided by you to such Backstop Party during such three (3) complete business day period; provided that if you, within such three (3) complete business day period, request customary financial information regarding the creditworthiness of the New Purchaser from the New Purchaser, such consent shall be deemed to have been given after five (5) complete business days following your receiving customary financial information regarding the creditworthiness of the New Purchaser from the New Purchaser, unless any written objection is provided by you to such Backstop Party during such five (5) complete business day period; (iii) prior to and in connection with such Transfer, such Backstop Party shall deliver to you and counsel to the Backstop Parties, (x) a joinder to this Backstop Commitment Letter, executed by such Backstop Party and such New Purchaser, pursuant to which such New Purchaser shall become a Backstop Party under this Backstop Commitment Letter and shall agree to and become subject to all provisions of this Backstop Commitment Letter, (y) if such New Purchaser is not already a party to the Restructuring Support Agreement, a joinder to the Restructuring Support Agreement, substantially in the form attached as Exhibit C thereto, executed by such New Purchaser, and (z) if such Existing Backstop Party Purchaser is a Holder of 2020 Term B-1 Loans or 2020 Term B-2 Loans under the BrandCo Credit Agreement and not already a party to the Swap Agreement, a joinder to the Swap Agreement executed by such New Purchaser substantially in the form attached as Exhibit A thereto.

This Backstop Commitment Letter is intended to be solely for the benefit of the parties hereto and the Protected Parties and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Protected Parties to the extent expressly set forth herein, except to the extent that you and the Backstop Parties otherwise agree in writing.  The Backstop Parties reserve the right to employ the services of their affiliates in performing the obligations contemplated hereby (and, in connection with such employment and solely for the purpose thereof, the Backstop Parties may exchange with such affiliates information concerning you and your respective affiliates in connection with the Incremental New Money Facility and, to the extent so employed, such affiliates shall be entitled to the benefits afforded to the Backstop Parties hereunder), but no Backstop Party shall be relieved of its obligations under this Backstop Commitment Letter as a result thereof, other than as specifically set forth herein.

This Backstop Commitment Letter may not be amended or any provision hereof or thereof waived or modified except by an instrument in writing signed by you and each of the Backstop Parties or, to the extent specifically set forth herein, you and the Majority Backstop Parties.  Each of the parties hereto agrees that this Backstop Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness, good faith and fair dealing and equitable principles of general applicability).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Backstop Commitment Letter. This Backstop Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Backstop Commitment Letter by facsimile or electronic transmission (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart hereof.

This Backstop Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and to the extent applicable, title 11 of the United States Code.

The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court or, if the Bankruptcy Court abstains from exercising jurisdiction, any New York State court or, to the fullest extent permitted under applicable law, federal court sitting in the Borough of Manhattan in The City of New York over any suit, action or proceeding arising out of or relating to the Incremental New Money Facility or the other transactions contemplated by this Backstop Commitment Letter or the performance of the obligations hereunder, and agree that any such suit, action or proceeding shall be brought in such courts. Service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court.  The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent permitted under applicable law, any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. The parties hereto hereby irrevocably agree to waive, to the fullest extent permitted under applicable law, trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Incremental New Money Facility or this Backstop Commitment Letter or the performance of the obligations hereunder. A final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The Backstop Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”), they may be required to obtain, verify and record information that identifies the Loan Parties, which information includes names, addresses, tax identification numbers and other information that will allow the Backstop Parties to identify the Borrower and guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Backstop Parties.

Section 3 (as it relates to the Backstop Commitment Cash Premium), the expense reimbursement (subject to the final paragraph of Section 4), indemnification (subject to the final paragraph of Section 4), jurisdiction, waiver of jury trial, governing law, service of process, venue, absence of fiduciary duty, affiliate activities and information provisions contained herein shall remain in full force and effect regardless of whether the Incremental New Money Facilities Documents shall be executed and delivered and notwithstanding the termination of this Backstop Commitment Letter or the commitments hereunder; provided, that your obligations under this Backstop Commitment Letter shall automatically terminate and be superseded by the provisions of the Incremental New Money Facilities Documents upon the initial funding thereunder, and you shall automatically be released from all liability in connection with this Backstop Commitment Letter at such time.

Notwithstanding anything to the contrary in this Backstop Commitment Letter, your obligations under this Backstop Commitment Letter (including the obligations to indemnify the Protected Parties and reimburse the Backstop Parties for their fees and expenses in accordance with the terms hereof) shall be subject to the Backstop Order and such obligations shall not be enforceable until the Backstop Order has been entered.

7.	Termination.

(a)          You may terminate this Backstop Commitment Letter and your commitments and obligations hereunder by written notice to the Backstop Parties upon the occurrence of any of the following events: (i) the termination of the Restructuring Support Agreement as to the Debtors in accordance with its terms; (ii) the occurrence of any Debtor Termination Event set forth in Section 13.03 of the Restructuring Support Agreement (other than in the case of Section 13.03(c) of the Restructuring Support Agreement with regard to the Creditors’ Committee); (iii) the Bankruptcy Court denies entry of the Backstop Order or any order approving this Backstop Commitment Letter; (iv)(A) any Backstop Party shall have (x) become a Defaulting Backstop Party or (y) materially breached or ceased to be a party to the Restructuring Support Agreement, (B) you shall have promptly substantially concurrently following the occurrence thereof delivered a written notice thereof to all other Backstop Parties, and the non-breaching Backstop Parties (acting in their sole discretion) shall not have, within five business days, provided replacement commitments for the commitments of such Backstop Party on the terms and subject to the conditions set forth in this Backstop Commitment Letter, (C) you shall have delivered written notice thereof to such Backstop Party, and (D) such condition is not cured by such Backstop Party by the earlier of the tenth (10th) business day after receipt of such notice and the third (3rd) business day prior to the Expiration Time; provided that you shall not have the right to terminate this Backstop Commitment Letter pursuant to this Section 7(a)(iv) if you are then in willful or intentional breach1 of this Backstop Commitment Letter; provided, further that this Backstop Commitment Letter shall continue in full force and effect with respect to you and the non-breaching Backstop Parties; (v) the Backstop Order or the Confirmation Order is reversed, dismissed, vacated, or reconsidered; (vi) the Closing Date has not occurred by 11:59 p.m., New York City time on April 17, 2023, unless prior thereto, the Effective Date (as defined in the Plan) occurs; provided that you shall not have the right to terminate this Backstop Commitment Letter pursuant to this Section 7(a)(vi) if you are then in willful or intentional breach of this Agreement; (vii) if (A) a Third-Party Financing does not occur and the funding of the Incremental New Money Facility is provided or to be provided (or caused to be provided by a fronting institution) by the Backstop Parties (or their respective Funding Backstop Affiliates) and you do not receive the Aggregate Funding Amount (as such amount may be adjusted pursuant to the Restructuring Support Agreement) pursuant to this Backstop Commitment Letter and (B) you shall have promptly substantially concurrently following the occurrence thereof delivered a written notice thereof to all other Backstop Parties, and the non-breaching Backstop Parties (acting in their sole discretion) shall not have, within five business days, provided replacement commitments for the commitments of such Backstop Party on the terms and subject to the conditions set forth in this Backstop Commitment Letter; provided that any termination pursuant to this clause (vii) shall not relieve or otherwise limit the liability of any Defaulting Backstop Party hereto for any breach or violation of its obligations under this Backstop Commitment Letter or any documents or instruments delivered in connection herewith; or (viii) any applicable law or final and non-appealable order shall have been enacted, adopted or issued by any governmental unit that prohibits the implementation of the Plan, the Incremental New Money Facility or the transactions contemplated by this Backstop Commitment Letter or any other First Lien Exit Facilities Documents (as defined in the Term Sheet); provided that this termination right may not be exercised by any party that sought or requested such ruling or order in contravention of any obligation set out in this Backstop Commitment Letter.

1  For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b)          The Majority Backstop Parties may terminate this Backstop Commitment Letter and the commitments and the Backstop Parties’ obligations hereunder by written notice to you upon the occurrence of any of the following events: (i) the Restructuring Support Agreement has been terminated as to the Debtors in accordance with its terms, except (x) as a result of a breach of the Restructuring Support Agreement by any of the parties constituting the Majority Backstop Parties or (y) in the case of Section 13.01(a), (e), (g) or (k) of the Restructuring Support agreement with respect to the acts or omissions of the Creditors’ Committee; (ii) the occurrence of any Consenting BrandCo Lender Termination Event set forth in Section 13.01 of the Restructuring Support Agreement (as in effect as of the date hereof, without reference to any modifications, amendments or supplements to such Restructuring Support Agreement), which termination events are hereby incorporated by reference herein, other than in the case of Section 13.01(a), (e), (g) or (k) of the Restructuring Support Agreement with respect to acts or omissions of the Creditors’ Committee; provided that the consent rights referenced in such termination events shall instead refer to the consent of the Majority Backstop Parties and be consistent with the consent rights set forth in the Term Sheet; (iii) the Bankruptcy Court has not entered or denies entry of the Backstop Order on or prior to February 14, 2023 or the Bankruptcy Court has not entered the Confirmation Order on or prior to April 3, 2023 (provided that, with the consent of the Majority Backstop Parties, the dates under this clause (iii) may be extended); (d) the Backstop Order or the Confirmation Order is reversed, dismissed, vacated, reconsidered or is modified or amended in any material respect after entry without the prior written consent of the Majority Backstop Parties; provided, that this termination right may not be exercised by any Party that sought or requested such reversal, dismissal, vacation, reconsideration, modification or amendment; (iv) the Closing Date has not occurred by 11:59 p.m., New York City time on April 17, 2023 (as it may be extended by the Majority Backstop Parties) (the “Expiration Date”); provided that the Expiration Date may be waived or extended with the prior written consent of the Majority Backstop Parties up to June 17, 2023 (the “Outside Expiration Time”), and the Outside Expiration Time may be waived or extended only with the prior written consent of each Backstop Party (excluding any Defaulting Backstop Party); (v) since September 30, 2022, there shall have occurred any event, development, occurrence or change that, individually, or together with all other Events, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Term Sheet); or (vi) any applicable law or final and non-appealable order shall have been enacted, adopted or issued by any governmental unit that prohibits the implementation of the Plan or the New Incremental Money Facility or the transactions contemplated by this Backstop Commitment Letter or the other First Lien Exit Facilities Documents; provided, that this termination right may not be exercised by any party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement.

(c)          This Backstop Commitment Letter may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of you and the Majority Backstop Parties.

(d)         This Backstop Commitment Letter and the commitments and obligations hereunder of any Backstop Party may be terminated by such Backstop Party, with regard to itself only, by written notice to you and the other Backstop Parties if the Closing Date does not occur at or before the Outside Expiration Time.

(e)         In the event that the Closing Date does not occur at or before the Termination Time (as defined below), then the commitments hereunder shall automatically terminate unless each Backstop Party shall, in its sole and absolute discretion, agree to an extension.  “Termination Time” means the earliest to occur of (i) the Closing Date, (ii) the Company receiving any net proceeds pursuant to the funding of a Third-Party Financing, (iii) the funding of a Third-Party New Money Exit Facility.

“Excluded Event” means the termination of the commitments of the Backstop Parties under this Backstop Commitment Letter not resulting from (a) the Company receiving any net proceeds pursuant to the funding of a Third-Party Financing or the funding of a Third-Party New Money Exit Facility or (b) the termination of this Backstop Commitment Letter pursuant to (i) Section 7(a)(i) (other than pursuant to (x) Section 13.03(c), (d), (e) or (h) (on account of such termination right in clause (h) having been rendered inapplicable upon execution of the Backstop Commitment Agreement) of the Restructuring Support Agreement; provided that (1) Section 13.03(b) shall also be excluded if such termination or termination right occurs as a result of any action by a Backstop Party or a failure of a Backstop Party to take actions required by the Restructuring Support Agreement or this Backstop Commitment Letter and (2) Section 13.03(g) shall also be excluded if such termination or termination right occurs as a result of the failure of the Required Consenting BrandCo Lenders to negotiate the terms and conditions of the Enhanced Cash Incentive Program or the Global Bonus Program (as each is defined in the Restructuring Support Agreement) in good faith) (collectively, the “Specified Debtor RSA Termination Rights”) or (y) Section 13.01(b), (i) (on account of such termination right in clause (i) having been rendered inapplicable upon execution of this Backstop Commitment Letter and the Backstop Commitment Agreement), (j) (unless such termination or termination right arose as a result of an event of default under the DIP Credit Agreement that has occurred and been declared by the Required Lenders (as defined therein)), or (l) of the Restructuring Support Agreement; provided that a termination or termination right arising under Section 13.01(d) or (g) shall also be excluded if such termination or termination right occurs as a result of any action by a Backstop Party or the Creditors’ Committee or a failure of a Backstop Party to take actions required by the Restructuring Support Agreement or this Backstop Commitment Letter) (collectively, the “Specified Lender RSA Termination Rights” and, together with the Specified Debtor Termination Rights, the “Specified RSA Termination Rights”); provided that the inclusion of Section 13.01(i) and Section 13.03(h) in the Specified RSA Termination Rights shall not affect the scope of such provisions; (ii) Section 7(a)(ii) (other than the occurrence of a Specified Debtor RSA Termination Right); (iii) Section 7(a)(v); provided that a termination arising under Section 7(a)(v) shall be excluded if such termination occurs as a result of any action by a Backstop Party or a failure of a Backstop Party to take actions required by the Restructuring Support Agreement or this Backstop Commitment Letter; (iv) Section 7(a)(vi); provided that the Majority Backstop Parties have extended or have stated in writing that they are willing to extend the Expiration Date beyond such date; (v) Section 7(a)(viii); provided that a termination arising under Section 7(a)(viii) shall be excluded if such termination occurs as a result of any action by a Backstop Party or a failure of a Backstop Party to take actions required by the Restructuring Support Agreement or this Backstop Commitment Letter; (vi) Section 7(b)(i) (other than a termination pursuant to a Specified RSA Termination Right); (vii) Section 7(b)(ii) (other than the occurrence of a Specified Lender RSA Termination Right); (viii) Section 7(b)(iv); provided that a termination arising under Section 7.4(b)(iv) shall be excluded if such termination occurs as a result of any action by a Backstop Party or a failure of a Backstop Party to take actions required by the Restructuring Support Agreement or this Backstop Commitment Letter; (ix) Section 7(b)(v) (so long as prior to such termination, the Expiration Time has been extended beyond April 17, 2023 for a period of time reasonably acceptable to each of you and the Majority Backstop Parties (it being agreed that June 17, 2023 shall be an acceptable date to you)); (x) Section 7(b)(vi); provided that a termination arising under Section 7(b)(vi) from a failure to satisfy the ninth condition set forth in the “Additional Conditions to Closing” in the Term Sheet shall be excluded; or (xi) Section 7(b)(viii); provided that a termination arising under Section 7(b)(viii) shall be excluded if such termination occurs as a result of any action by a Backstop Party or a failure of a Backstop Party to take actions required by the Restructuring Support Agreement or this Backstop Commitment Letter.

8.	Acceptance.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Backstop Commitment Letter by delivering executed counterparts of this Backstop Commitment Letter not later than 11:59 p.m., New York City time, on January 17, 2023 (the date of receipt of such executed counterparts, the “Acceptance Date”).  This offer will automatically expire at such time if such counterparts have not been executed and delivered in accordance with the preceding sentence.  This Backstop Commitment Letter will become a binding commitment on the Backstop Parties only after it has been duly executed and delivered by the Company in accordance with the first sentence of this paragraph and approved by the Bankruptcy Court pursuant to the Backstop Order.

[Remainder of page intentionally left blank]

[All Backstop Party Signature Pages are on File with Revlon Consumer Products Corporation]

BACKSTOP PARTY:	[●]

By:
Name:
Title:

Revlon - Signature Page to Backstop Commitment Letter

ACCEPTED AND AGREED:

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Robert M. Caruso
Name: Robert M. Caruso
Title: Authorized Signatory

Revlon - Signature Page to Backstop Commitment Letter

Confidential

SCHEDULE I

COMMITMENTS

[On File with Revlon Consumer Products Corporation]

Backstop Party	Backstop Commitment Amount	Backstop Commitment Percentage

Total	$200,000,000.00	100.00%

ANNEX A

INCREMENTAL NEW MONEY FACILITY TERM SHEET

[ATTACHED]

ANNEX A

REVLON CONSUMER PRODUCTS CORPORATION
INCREMENTAL NEW MONEY FACILITY TERM SHEET1

SUMMARY OF PRINCIPAL TERMS
Borrower	Revlon Consumer Products Corporation, as reorganized pursuant to the Plan, or any other wholly-owned subsidiary of Reorganized Holdings acceptable to the Majority Backstop Parties (the “Borrower”).
Guarantors; Administrative Agent and Collateral Agent	As described in the First Lien Exit Facilities Term Sheet.
Amount & Type of Incremental New Money Facility
A senior secured first lien term loan facility consisting of term loans in addition to the Take-Back Facility in an aggregate principal amount resulting in the Borrower receiving $200.0 million in net proceeds, subject to any in-kind increases as described in the Plan and the Backstop Commitment Letter and any reductions as described in the Plan and the First Lien
Exit Facilities Term Sheet (the “Incremental New Money Facility”and, the loans under the Incremental New Money
Facility, the “Incremental New Money Term Loans”).

Provided that the terms of the Incremental New Money Facility and the Incremental New Money Term Loans are
identical to the terms of the Take-Back Facility and the Take-Back Term Loans, the New Money Term
Loans and the Take-Back Term Loans will be fungible for US federal income tax purposes.

Incremental Term Lenders	The initial lenders of the Incremental New Money Facility (as defined above) (collectively, together with their permitted successors and assignees, the “Incremental Term Lenders”).
Maturity Date; Use of Proceeds	As described in the First Lien Exit Facilities Term Sheet.
Interest Rate; Default Interest; Amortization; Agent Fees	As described in the First Lien Exit Facilities Term Sheet.
Mandatory and Voluntary Prepayments; Call Protection	As described in the First Lien Exit Facilities Term Sheet.
Incremental New Money Facility Documentation
The Incremental New Money Facility will be evidenced by the First Lien Exit Facilities Documents, as described in the
First Lien Exit Facilities Term Sheet; provided that (i) any modifications of baskets, thresholds, carveouts or other provisions (as compared to the BrandCo Credit Agreement) shall be acceptable to the Majority Backstop Parties and (ii)
the First Lien Exit Facilities Documents shall be in form and substance consistent with the First Lien Documentation
Principles and otherwise satisfactory to the Majority Backstop Parties.

[1]
All capitalized terms used but not defined herein have the meanings given to them in the Backstop Commitment Letter, the Plan and the First Lien Exit Facilities Term Sheet referenced in the Plan.  In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof for purposes of this Annex A shall be determined by reference to the context in which it is used.

Collateral; ABL Intercreditor Agreement	As described in the First Lien Exit Facilities Term Sheet.
Representations and Warranties
As described in the First Lien Exit Facilities Term Sheet (with qualifications and limitations for materiality consistent with the First
Lien Documentation Principles and otherwise mutually agreed between the Majority Backstop Parties and the Debtors).

Affirmative and Negative Covenants
As described in the First Lien Exit Facilities Term Sheet (with qualifications and limitations for materiality, exceptions and basket amounts consistent with the First Lien Documentation Principles and otherwise mutually agreed between the Majority  Backstop
Parties and the Debtors).

Events of Default
As described in the First Lien Exit Facilities Term Sheet (with materiality thresholds, exceptions and grace periods consistent with the First Lien Documentation Principles and otherwise mutually agreed between the Majority  Backstop Parties and the Debtors).

Conditions Precedent to Closing
The closing of the Incremental New Money Facility will be subject to satisfaction of the following conditions (the date of the satisfaction of such conditions and the initial funding of the Incremental New Money Facility, the “Closing Date”):

(a)          all of the representations and warranties in the First Lien Exit Facilities Documents shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect,[2] in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date;

2          “Material Adverse Effect” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change (collectively, an “Event”) after the date of the Disclosure Statement Order, which individually, or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Debtors, taken as a whole, or (b) the ability of the Debtors, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, the Backstop Commitment Letter, the Restructuring Support Agreement, or the other Definitive Documents, including entry into the Exit Facilities, in each case, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including acts of war, terrorism or natural disasters) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors operate; (ii) any changes after the date hereof in applicable law or generally accepted accounting principles, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of this Backstop Commitment Letter, the Restructuring Support Agreement, or the other Definitive Documents or the transactions contemplated hereby or thereby, including, without limitation, the Restructuring Transactions; (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Debtors (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) the filing or pendency of the Chapter 11 Cases; (vi) acts of God, including any natural (including weather-related) or man-made event or disaster, epidemic, pandemic or disease outbreak (including the COVID-19 virus or any strain, mutation or variation thereof); (vii) any action taken at the express written request of the Backstop Parties or taken by the Backstop Parties, including any breach of this Backstop Commitment Letter by the Backstop Parties; (viii) any failure by the Debtors to meet any internal or published projection for any period (but not the underlying facts giving rise to such failure unless such facts are otherwise excluded pursuant to other clauses contained in this definition); or (ix) any objections in the Bankruptcy Court to (A) this Backstop Commitment Letter, the other Definitive Documents or the transactions contemplated hereby or thereby or (B) the reorganization of the Debtors, the Plan or the Disclosure Statement; provided that the exceptions set forth in clauses (i), (ii) and (vi) of this definition shall apply to the extent that such Event is disproportionately adverse to the Debtors, taken as a whole, as compared to other companies comparable in size and scale to the Debtors operating in the industries in which the Debtors operate.

2

(b)          no default or event of default under the First Lien Exit Facilities Documents shall have occurred and be continuing or would result from such extension of credit;

(c)          delivery of a customary borrowing notice;

(d)          all conditions to the Effective Date shall have been satisfied in accordance with the Plan or shall have been waived with the consent of the Majority Backstop Parties; and

(e)          satisfaction of those conditions listed on Annex I hereto.

On the Closing Date, the Incremental New Money Facility shall be funded in full.

Voting; Fees and Expenses & Indemnification; Assignments and Participations; Other Provisions; Governing Law	As described in the First Lien Exit Facilities Term Sheet.
Counsel to the Incremental Term Lenders	Davis Polk & Wardwell LLP

Bankruptcy Court to (A) this Backstop Commitment Letter, the other Definitive Documents or the transactions contemplated hereby or thereby or (B) the reorganization of the Debtors, the Plan or the Disclosure Statement; provided that the exceptions set forth in clauses (i), (ii) and (vi) of this definition shall apply to the extent that such Event is disproportionately adverse to the Debtors, taken as a whole, as compared to other companies comparable in size and scale to the Debtors operating in the industries in which the Debtors operate.

3

Annex I

ADDITIONAL CONDITIONS TO CLOSING

The borrowing under the Incremental New Money Facility shall be subject to the following additional conditions precedent, unless waived by the Majority Backstop Parties:

1.          All First Lien Exit Facilities Documents shall have been (or shall, contemporaneously with the occurrence of the Effective Date, be) executed and delivered (or deemed executed and delivered pursuant to the Confirmation Order) and shall be in full force and effect, and shall be in form and substance acceptable to the Majority Backstop Parties and consistent with the Restructuring Support Agreement, the Incremental New Money Facility Term Sheet and the Backstop Commitment Letter, including any consent rights contained therein.

2.          All documents required to be delivered under the First Lien Exit Facilities Documents, including customary legal opinions, corporate records, good standing certificates and other documents from public officials and officers’ certificates, shall have been delivered.

3.          All necessary governmental and third party approvals, consents, licenses and permits in connection with the Incremental New Money Facility shall have been obtained and remain in full force and effect.

4.        Valid and perfected liens on and security interests in the Collateral described in the Incremental New Money Facility Term Sheet shall have been created; provided that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the possession of stock certificates) is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after the Borrower’s use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Incremental New Money Facility on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Majority Backstop Parties and the Borrower.

5.          The Incremental New Money Term Loan Agent shall have received (i) audited consolidated balance sheets and related statements of income and cash flows of the Borrower and its subsidiaries for the fiscal years ended December 31, 2022, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarter (other than fiscal year end) ended at least 45 days before the Effective Date and (iii) copies of satisfactory interim unaudited financial statements for each month ended since the last audited financial statements for which financial statements are available and will include each month ended at least 30 days before the Effective Date.

6.         All fees, discounts, expenses and premiums required to be paid to the Incremental New Money Term Loan Agent, the Backstop Parties and the Incremental Term Lenders on the Effective Date shall have been paid.

7.        The Incremental New Money Term Loan Agent shall have received, at least three business days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested in writing by the Incremental Term Lenders at least seven business days prior to the Effective Date.

8.          Other than the Chapter 11 Cases, as of the Effective Date, there shall not be any litigation pending or known by Loan Parties to be threatened against any Loan Party drawing into question any credit transaction contemplated by Incremental New Money Facility, or that could reasonably be expected to have a Material Adverse Effect.

9.         Since the date of the Disclosure Statement Order, there shall not have occurred any event, change, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Loan Parties and their subsidiaries, taken as a whole.

10.       The Exit ABL Facility and/or the New Foreign Facility shall have become effective and shall be consistent in all respects with the Restructuring Support Agreement and on terms and subject to documentation acceptable to the Majority Backstop Parties, and the Borrower shall have received gross proceeds in an amount no less than $200.0 million from the ABL Exit Facility and/or the New Foreign Facility.

11.       The New Foreign Facility shall have become effective and shall be consistent in all respects with the Restructuring Support Agreement and on terms and subject to documentation acceptable to the Majority Backstop Parties, and the Borrower shall have received gross proceeds in an amount no less than $50.0 million from the New Foreign Facility.

12.      The Equity Rights Offering shall have been consummated on terms consistent in all respects with the Restructuring Support Agreement and subject to documentation acceptable to the Majority Backstop Parties, and Reorganized Holdings shall have received gross proceeds in an amount no less than $650 million from the Equity Rights Offering minus the amount of any reduction thereof as described under “Payment of Discounts/Premiums” in the First Lien Exit Facilities Term Sheet.

2